Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. REPORTS FISCAL 2022
SECOND QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, February 3, 2022, at 8:00 a.m. CT (9:00 a.m. ET)

•Revenues of $59.1 million increased 1.3% sequentially compared to first quarter this year and decreased 7.8% compared to second quarter last year
•Procedure volumes adversely impacted by hospital constraints and staffing shortages caused by Covid-19
•Fiscal year 22 revenue guidance lowered to $235 million to $245 million
•Developing intravascular lithotripsy (IVL) technology for the treatment of coronary and peripheral artery diseases
•Scoreflex® NC scoring balloon received FDA PMA approval

St. Paul, Minn., February 3, 2022 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII), a medical device company developing and commercializing innovative interventional treatment systems for patients with peripheral and coronary artery disease, today reported financial results for its second quarter, ended December 31, 2021.

Executive Commentary – Scott Ward, Chairman, President and CEO
“Our second quarter revenues reflect another period where our domestic business was pressured primarily by lower procedure volumes related to hospital capacity issues and staffing shortages caused by Covid-19.

“Our recovery from the Delta variant was suppressed by the arrival of Omicron in December. Consistent with past surges, the impact was more acute in the peripheral claudication segment of our business, which is deemed more deferrable and is more susceptible to the long-term havoc created by Covid.

“We continue to believe the current trend is temporary and that many of these procedures will be regained as the Omicron surge declines, the healthcare system recovers, and patients return to hospitals and clinics for long-overdue interventions. It is difficult to predict the exact timing, but we fully expect a backlog of cases to gradually flow through our accounts at some point after this latest wave recedes.

“Partially offsetting the lower procedure volumes experienced in our domestic business, international revenues increased 10.1% sequentially compared to first quarter. During the second quarter, we launched coronary atherectomy in six new countries and certified 72 new physicians. We remain on track to be commercial in over 30 countries by fiscal year end.

“Even more encouraging, we continue to make strong progress on our long-term strategy to expand our product portfolio and broaden our revenue streams. During the second quarter, we announced the commencement of enrollment in a first in-human trial of a coronary everolimus drug-coated balloon. More recently, we announced our development of intravascular lithotripsy balloons for the treatment of coronary and peripheral artery diseases. We also announced that FDA granted PMA approval of the Scoreflex scoring balloon. Finally, we completed several important development and pre-clinical

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testing milestones on our pVAD device for high-risk PCI, and we plan to conduct our first in-human clinical experience outside the U.S. later this fiscal year.”

Second Quarter Financial Highlights
CSI’s fiscal 2022 second quarter revenues were $59.1 million, representing a decrease of $5.0 million, or 7.8% compared to the second quarter last year. Gross profit margin was 69.4% due to a one-time charge related to the voluntary recall of the WIRION embolic protection device and lower orbital atherectomy volumes. Excluding the $2.8 million one-time charge, gross profit margin was 74.3%.

Selling, general and administrative expenses were $40.4 million, an increase of $0.3 million, or 0.9%. Research and development expenses decreased 7.6% to $8.9 million due to timing of development activities.

Second-quarter net loss of $9.0 million, or $0.23 per basic and diluted share, compared unfavorably to near breakeven in the prior year period. Adjusted EBITDA was a loss of $3.0 million, as compared to a profit of $5.2 million in the prior year.

As of December 31, 2021, CSI had cash and marketable securities totaling $176.5 million and no long-term borrowings.

Fiscal Year 2022 Guidance
Ward added, “The Omicron variant has constrained our sales since the surge began in December. We expect that hospital capacity constraints could begin to ease in late February and our procedure volumes may gradually improve beginning in mid-March. As a result, we expect domestic revenue to decline sequentially in the third quarter and gradually improve in fourth quarter. Although the timing and magnitude of the recovery is difficult to predict due to the dynamics introduced by labor shortages, we do expect sequential growth to resume in fourth quarter.”

For the fiscal year ending June 30, 2022, CSI anticipates:
• Revenue of $235 million to $245 million;
• Gross profit as a percentage of approximately 73% of revenues;
• Net loss in a range of 15% to 18% of revenues; and
• Adjusted EBITDA loss in a range of 4% to 7% of revenues.

Conference Call Scheduled for Today at 8:00 a.m. CT (9:00 a.m. ET)
CSI will host a live conference call and webcast of its fiscal second results today, February 3, 2022, at 8:00 a.m. CT (9:00 a.m. ET). To access the live webcast, please register for the webcast here.
To participate in the conference call, please register for the conference call here.

Developing IVL technology for the treatment of coronary and peripheral artery diseases
As previously announced on January 13, CSI has made significant progress towards the commercialization of IVL systems for the treatment of calcific coronary and peripheral artery disease.

Received FDA PMA approval of Scoreflex scoring balloon
As previously announced on January 20, the OrbusNeich Scoreflex® NC Scoring Percutaneous Transluminal Coronary Angioplasty Catheter received FDA PMA approval. CSI is the exclusive U.S. distributor of Scoreflex NC.

About Coronary Artery Disease (CAD)
CAD is a life-threatening condition and a leading cause of death in men and women globally. CAD occurs when a fatty material called plaque builds up on the walls of arteries that supply blood to the heart. The plaque buildup causes the arteries to harden and narrow (atherosclerosis), reducing blood flow. The risk of CAD increases if a person has one or more of the following: high blood pressure, abnormal cholesterol levels, diabetes, or family history of early heart disease. According to the Centers for Disease Control and Prevention, 18 million people in the United States have CAD, the most common form of heart disease. Heart disease claims more than 650,000 lives in the United States each year. According to estimates,

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arterial calcium is present in 38 percent of patients undergoing a PCI. Significant calcium contributes to poor stent delivery, expansion and wall apposition leading to poor outcomes and higher treatment costs in coronary interventions when traditional therapies are used, including a significantly higher occurrence of death and major adverse cardiac events (MACE).

About Peripheral Artery Disease (PAD)
Eighteen to 20 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

About OrbusNeich OrbusNeich is a global pioneer in the provision of life-changing vascular solutions and offers an extensive portfolio of products that set industry benchmarks in vascular intervention. Current products include the world's first dual therapy stents, the COMBO® Plus and COMBO® Dual Therapy Stents, together with stents and balloons marketed under the names of Azule®, Scoreflex®, Scoreflex® NC, Sapphire® II, Sapphire® II PRO, Sapphire® 3, Sapphire® II NC Sapphire® NC24, Sapphire® NC Plus, Teleport® and Teleport® Control, as well as products to treat peripheral artery disease: the Jade® and Scoreflex® PTA balloons. OrbusNeich is headquartered in Hong Kong and has operations in Shenzhen, China; Fort Lauderdale, Florida, USA; Hoevelaken, The Netherlands; Zuchwil, Switzerland; and regional sales offices in Germany, France, Switzerland, Spain, Japan, Hong Kong, Singapore, China and Malaysia. OrbusNeich supplies medical devices to physicians in more than 60 countries. For more information, visit www.OrbusNeich.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s strategy and goals; (ii) the ongoing COVID-19 pandemic and its potential impact on our business, including trends in procedure volumes, the effects on the healthcare system, staffing shortages, patients returning for interventions, and case backlogs; (iii) geographic expansion; (iv) expansion of our product portfolio and broadening of our revenue streams, including the specific products, clinical trials and experiences, and timing thereof; (v) our expectations regarding the easing of hospital capacity constraints, improvement in procedure volumes, domestic revenue levels, and the return of sequential growth; and (vi) anticipated revenue, gross profit, net loss and Adjusted EBITDA, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ongoing COVID-19 pandemic and the impact and scope thereof on CSI, our distribution partners, the supply chain and physicians and facilities, including government actions related to the COVID-19 outbreak, material delays and cancellations of procedures, delayed spending by healthcare providers, and distributor and supply chain disruptions; regulatory developments, clearances and approvals; approval of our products for distribution in countries outside of the United States; approval of products for reimbursement and the level of reimbursement in the U.S.,

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Japan and other foreign countries; dependence on market growth; agreements with third parties to sell their products; the ability of us and our distribution partners to successfully launch CSI products outside of the United States and Japan; our ability to maintain third-party supplier relationships and renew existing purchase agreements; our ability to maintain our relationship with our distribution partners; the experience of physicians regarding the effectiveness and reliability of the products we sell; the reluctance of physicians, hospitals and other organizations to accept new products; the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; actual clinical trial and study results; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; the difficulty of successfully managing operating costs; our ability to manage our sales force strategy; our actual research and development efforts and needs, including the timing of product development programs; successful collaboration on the development of new products; agreements with development partners, advisors and other third parties; the ability of CSI and these third parties to meet development, contractual and other milestones; contractual rights and obligations; technical challenges; our ability to obtain and maintain intellectual property protection for product candidates; our actual financial resources and our ability to obtain additional financing; fluctuations in results and expenses based on new product introductions, sales mix, unanticipated warranty claims, and the timing of project expenditures; our ability to manage costs; investigations or litigation threatened or initiated against us; court rulings and future actions by the FDA and other regulatory bodies; the effects of hurricanes, flooding, and other natural disasters on our business; the impact of federal corporate tax reform on our business, operations and financial statements; international trade developments; shutdowns of the U.S. federal government; general economic conditions; the potential impact of any future strategic transactions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosures:
Peripheral Products
Indications: The Stealth 360® PAD System and Diamondback 360® PAD System are percutaneous orbital atherectomy systems (OAS) indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae.

Contraindications: The OAS are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present.

Warnings/Precautions: Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

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February 3, 2022

The Stealth 360® PAD System and Diamondback 360® PAD System received FDA 510(k) clearance. The Stealth 360® PAD System is CE Marked.

Coronary Product
Indications: The Diamondback 360® Coronary Orbital Atherectomy System (OAS) is a percutaneous orbital atherectomy system indicated to facilitate stent delivery in patients with coronary artery disease (CAD) who are acceptable candidates for PTCA or stenting due to de novo, severely calcified coronary artery lesions.

Contraindications: The OAS is contraindicated when the ViperWire® guide wire cannot pass across the coronary lesion or the target lesion is within a bypass graft or stent. The OAS is contraindicated when the patient is not an appropriate candidate for bypass surgery, angioplasty, or atherectomy therapy, or has angiographic evidence of thrombus, or has only one open vessel, or has angiographic evidence of significant dissection at the treatment site and for women who are pregnant or children.

Warnings/Precautions: Performing treatment in excessively tortuous vessels or bifurcations may result in vessel damage; The OAS was only evaluated in severely calcified lesions, A temporary pacing lead may be necessary when treating lesions in the right coronary and circumflex arteries; On-site surgical back-up should be included as a clinical consideration; Use in patients with an ejection fraction (EF) of less than 25% has not been evaluated.

See the instructions for use for detailed information regarding the procedure, indications, contraindications, warnings, precautions, and potential adverse events. For further information call CSI at 1-877-274-0901 and/or consult CSI’s website at www.csi360.com.

Caution: Federal law (USA) restricts these devices to sale by or on the order of a physician.

The Diamondback 360® Coronary OAS is FDA PMA approved and CE Marked.

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Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2021	2020	2021	2020

Net revenues	$59,135	$64,169	$117,505	$124,713
Cost of goods sold	18,073	13,920	32,381	26,484
Gross profit	41,062	50,249	85,124	98,229
Expenses:
Selling, general and administrative	40,402	40,061	82,253	80,343
Research and development	8,873	9,601	18,895	18,653
Amortization of intangible assets	346	304	650	608
Total expenses	49,621	49,966	101,798	99,604
(Loss) income from operations	(8,559)	283	(16,674)	(1,375)
Other (income) and expense, net	345	276	712	631
(Loss) income before income taxes	(8,904)	7	(17,386)	(2,006)
Provision for income taxes	63	63	199	126
Net loss	$(8,967)	$(56)	$(17,585)	$(2,132)

Basic and diluted earnings per share	$(0.23)	$—	$(0.45)	$(0.06)

Basic and diluted weighted average shares outstanding	39,199,593	38,808,980	39,143,533	38,746,410

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February 3, 2022

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	December 31,	June 30,
	2021	2021

ASSETS
Current assets
Cash and cash equivalents	$65,865	$71,070
Marketable securities	110,675	135,968
Accounts receivable, net	34,944	40,033
Inventories	31,671	32,313
Prepaid expenses and other current assets	4,842	5,285
Total current assets	247,997	284,669
Property and equipment, net	29,397	28,894
Intangible assets, net	16,426	15,376
Strategic investments	29,666	20,657
Other assets	2,914	2,971
Total assets	$326,400	$352,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,493	$14,061
Accrued expenses	26,666	38,189
Deferred revenue	2,721	2,400
Total current liabilities	41,880	54,650
Long-term liabilities
Financing obligation	20,456	20,596
Deferred revenue	752	2,194
Other liabilities	3,787	4,169
Total liabilities	66,875	81,609
Commitments and contingencies	—	—
Total stockholders’ equity	259,525	270,958
Total liabilities and stockholders’ equity	$326,400	$352,567

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Non-GAAP Financial Measures
To supplement CSI's consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as "Adjusted EBITDA" in this release. This release also references gross profit margin, excluding WIRION recall charge.

Reconciliations of these non-GAAP measures to the most comparable U.S. GAAP measures for the respective periods can be found in the following tables. In addition, an explanation of the manner in which CSI's management uses these measures to conduct and evaluate its business, the economic substance behind management's decision to use these measures, the substantive reasons why management believes that these measures provide useful information to investors, the material limitations associated with the use of these measures and the manner in which management compensates for those limitations is included following the reconciliation tables.

Adjusted EBITDA
(Dollars in Thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2021	2020	2021	2020

Net loss	$(8,967)	$(56)	$(17,585)	$(2,132)
Less: Other (income) and expense, net	345	276	712	631
Less: Provision for income taxes	63	63	199	126
(Loss) income from operations	(8,559)	283	(16,674)	(1,375)
Add: Stock-based compensation	4,240	3,877	9,912	8,784
Add: Depreciation and amortization	1,287	1,058	2,545	2,087
Adjusted EBITDA	$(3,032)	$5,218	$(4,217)	$9,496

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Gross Profit and Gross Margin (Excluding WIRION Recall Charges)
(Dollars in Thousands)
(unaudited)

	Three Months Ended
	December 31
	2021	2020

Gross profit	$41,062	$50,249
Less: WIRION recall charge	2,849	—
Gross profit (excluding WIRION recall charge)	$43,911	$50,249

	Three Months Ended
	December 31
	2021	2020

Gross margin	69.4%	78.3%
Less: WIRION recall charge as percentage of net revenues	4.8%	—%
Gross margin (excluding WIRION recall charges)	74.2%	78.3%

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense, stock-based compensation, and in-process research and development (IPR&D) charges. CSI's management uses Adjusted EBITDA to analyze the underlying trends in CSI's business, assess the performance of CSI's core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI's performance period over period and in relation to its competitors' operating results. Additionally, CSI's management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI's management for its financial and operational decision-making and allows investors to see CSI's results "through the eyes" of management. CSI also believes that providing this information better enables CSI's investors to understand CSI's operating performance and evaluate the methodology used by CSI's management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

-- Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI's management also believes that excluding this item from CSI's non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI's operational performance, liquidity and its

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ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI's financial statements.

-- Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI's management to assess the core profitability of CSI's business operations. CSI's management also believes that excluding these items from CSI's non-GAAP results is useful to investors to understand CSI's operational performance, liquidity and its ability to make additional investments in the company.

-- IPR&D charges incurred in connection with asset acquisitions. CSI excludes charges incurred in connection with acquired IPR&D in asset acquisitions from its non-GAAP financial measures given the one-time nature of such expense, which is not used by CSI’s management to assess the core profitability of its business operations. There may be fiscal periods where we do not incur these charges and therefore they may not be included within the table above.

In addition, CSI uses gross profit margin, excluding WIRION recall charge, in this release. CSI excludes certain one-time charges and costs from this item primarily because such expenses are not ongoing and recurring expenses. CSI’s management believes that excluding these charges is useful to investors to understand CSI’s core operational performance for the periods presented.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI's financial results prepared in accordance with GAAP. Some of the limitations associated with CSI's use of these non-GAAP financial measures are:
-- Items such as stock-based compensation do not directly affect CSI's cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI's "Adjusted EBITDA" and therefore these non-GAAP measures do not reflect the full economic effect of these items.

-- Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

-- CSI's management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses. CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure.

-- CSI provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.
Contact:

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February 3, 2022

Cardiovascular Systems, Inc. Jack Nielsen Vice President, Investor Relations & Corporate Communications (651) 202-4919 j.nielsen@csi360.com
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